UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 33-31029

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nicor Inc.
(predecessor company to Ottawa Acquisition LLC)
(Exact name of registrant as specified in its charter)

Illinois (State of Incorporation)	36-2863847 (IRS Employer Identification No.)

1844 Ferry Road
Naperville, Illinois 60563-9600
 (Address of principal executive offices)

NICOR INC. 1997 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Paul R. Shlanta
Senior Vice President and Corporate Secretary
Ottawa Acquisition LLC,
as successor company to Nicor Inc.
1844 Ferry Road
Naperville, Illinois 60563-9600
(Name and address of agent for service)

Telephone number, including area code, of agent for service (630) 305-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑    Accelerated filer □      Non-accelerated filer □     Smaller reporting company □

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (File No. 33-31029), as amended, previously filed by Nicor Inc., an Illinois corporation and predecessor company to Ottawa Acquisition LLC (“Nicor”), with the Securities and Exchange Commission on June 6, 1997 (the “Registration Statement”), pertaining to the registration of 2,000,000 shares (the “Shares”) of Nicor common stock, par value $2.50 per share, under the Nicor Inc. 1997 Long-Term Incentive Plan.

On December 9, 2011, AGL Resources Inc., a Georgia corporation (“AGL”), completed its previously announced merger with Nicor.  Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 6, 2010, as amended (the “Merger Agreement”), by and among AGL, Nicor, Apollo Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of AGL (“Merger Sub”) and Ottawa Acquisition LLC, an Illinois limited liability company and a wholly owned subsidiary of AGL (“Merger LLC”), Merger Sub was merged with and into Nicor (the “Merger”), with Nicor as the surviving corporation in the Merger (the “Surviving Corporation”), which Merger was immediately followed by the merger of the Surviving Corporation with and into Merger LLC (the “Subsequent Merger”), with Merger LLC as the surviving entity in the Subsequent Merger.  As a result of the Merger, Nicor became a wholly owned subsidiary of AGL and as a result of the Subsequent Merger, Merger LLC continues to exist as a wholly owned subsidiary of AGL.

Pursuant to the Merger Agreement, all of Nicor’s stock option and other equity incentive plans have been terminated as of December 9, 2011.  Accordingly, Nicor has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking made by Nicor in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Nicor hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on December 27, 2011.

OTTAWA ACQUISITION LLC
as successor company to Nicor Inc.
(Registrant)

            /s/John W. Somerhalder II
By:          John W. Somerhalder II
President

Signature	Title	Date
/s/John W. Somerhalder II John W. Somerhalder II	President and Manager (Principal Executive Officer)	December 27, 2011
/s/Andrew W. Evans Andrew W. Evans	Executive Vice President, Chief Financial Officer and Manager (Principal Financial and Accounting Officer)	December 27, 2011
/s/Paul R. Shlanta Paul R. Shlanta	Senior Vice President, Corporate Secretary and Manager	December 27, 2011